FOR IMMEDIATE RELEASE

Date: February 22, 2006
Contact: Anthony N. Leo, Executive Vice President
(717) 920-1698
(717) 920-1683
email: aleo@communitybanks.com

COMMUNITY BANKS, INC. TO ACQUIRE WILEY INSURANCE AGENCY

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq:CMTY) announced today that it reached definitive agreement to acquire Wiley Insurance Agency, Inc. ("Wiley"), located in Mt. Joy, PA. Pending necessary approvals, the transaction is expected to be consummated in the second quarter of 2006.

Pursuant to the agreement, Wiley will become a part of CommunityBanks Insurance Services, LLC., and will continue to operate as Wiley Insurance Agency. Upon consummation of the acquisition, Michael M. Hotchkiss, President of Wiley, will become the Chief Operating Officer of CommunityBanks Insurance Services.

According to Eddie L. Dunklebarger, Chairman, President and CEO of Community Banks, Inc., "The addition of Wiley is an important step in the expansion of our insurance services. The acquisition adds important new insurance markets and critical depth in management to our insurance operations. At the same time, Wiley complements our banking expansion into Mt. Joy this year."

Mike Hotchkiss commented, "We are delighted to be associated with such a quality organization as CommunityBanks. We feel the combination presents great opportunity for the continued growth of the company's insurance operations."

Community Banks, Inc. is the parent company of CommunityBanks, which operates 72 banking offices throughout central and eastern Pennsylvania, and northern Maryland. In addition to banking services, CommunityBanks offers complete insurance, investment, trust & asset management and title & settlement services. CommunityBanks Insurance Services, LLC is a wholly owned subsidiary of CommunityBanks.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.